Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 26, 2009, except for Note 1, as to which date is May 28, 2010 relating to the financial statements of NYFIX Millennium, L.L.C., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

June 20, 2011

East Hanover, New Jersey